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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number 0-11744

                        PUBLISHERS EQUIPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                PO Box 21, Joplin, Missouri 64802 (417) 659-5201
                  (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                           Common Stock, No Par Value

            (Title of each class of securities covered by this Form)

                                      None
                      -----------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:


                  Rule 12g-4(a)(1)(i)       [X]    Rule 12h-3(b)(1)(ii)    [ ]
                  Rule 12g-4(a)(1)(ii)      [ ]    Rule 12h-3(b)(2)(i)     [ ]
                  Rule 12g-4(a)(2)(i)       [ ]    Rule 12h-3(b)(2)(ii)    [ ]
                  Rule 12g-4(a)(2)(ii)      [ ]    Rule 15d-6              [ ]
                  Rule 12h-3(b)(1)(i)       [X]

   Approximate number of holders of record as of the certification or notice date: 281

             Pursuant to the requirements of the Securities Exchange Act of 1934 Publishers Equipment Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  September 17, 2001           PUBLISHERS EQUIPMENT CORPORATION

                                    By:      /s/ EVANS KOSTAS
                                    Name:    Evans Kostas
                                    Title:   Chairman